Exhibit 10.8

Description of Personal Use of Corporate Aircraft by Karl G. Glassman

On May 8, 2017, the Compensation Committee of the Board of Directors of Leggett & Platt, Incorporated (the “Committee”) adopted resolutions regarding the personal use of corporate aircraft by Karl G. Glassman, the Company’s President and CEO. Following the Committee’s comprehensive review of the CEO’s compensation package and given the location of the Company’s headquarters outside of a major metropolitan area, the Committee extended this perquisite to facilitate the CEO’s schedule and to enable him to more efficiently attend to Company business while traveling.

Mr. Glassman’s use of corporate aircraft for personal travel by him and his guests is subject to the aircraft not being scheduled for business purposes, and is subject to an annual limit of $100,000 in aggregate incremental cost to the Company. Aggregate incremental cost includes variable direct costs associated with the personal flights by Mr. Glassman and his guests and “deadhead” flights necessitated by such personal use.

The Company will not provide tax reimbursements to Mr. Glassman for any taxes arising from imputed income relating to his use of the corporate aircraft for personal travel by him or his guests.